Exhibit 99
FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-5400	(314) 854-5400

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces First Quarter 2010 Results

St. Louis, Missouri, April 19, 2010.  First Banks, Inc. (“First Banks” or the “Company”), the holding company of First Bank, today announced a net loss of $27.6 million for the three months ended March 31, 2010 as compared to net losses of $153.8 million for the three months ended December 31, 2009 and $89.4 million for the three months ended March 31, 2009. The net loss for the three months ended March 31, 2010 includes a provision for loan losses of $42.0 million as compared to $63.0 million for the fourth quarter of 2009 and $108.0 million for the first quarter of 2009.

Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, “We are pleased to report a notable improvement in quarterly results in the first quarter of 2010. Stabilization in many of our markets and in our customer base has allowed us to significantly reduce our provision for loan losses for the quarter, leading to a reduced net loss for the quarter.”

Key Points for the Quarter:

•
Maintained First Bank’s regulatory capital ratios at the “well capitalized” levels, reflecting improvement in each of the regulatory capital ratios, including a 114 basis point increase in First Bank’s Total Capital Ratio to 11.53% at March 31, 2010 from 10.39% at December 31, 2009. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the table below:

	March 31,	December 31,	March 31,
	2010	2009	2009

First Bank:
Total Capital Ratio	11.53%	10.39%	10.42%
Tier 1 Ratio	10.25	9.11	9.15
Leverage Ratio	7.08	6.56	8.27

First Banks, Inc.:
Total Capital Ratio	10.52	9.78	11.37
Tier 1 Ratio	5.26	4.89	7.77
Leverage Ratio	3.63	3.52	7.01

•	Maintained cash and cash equivalents at $1.47 billion and unpledged investment securities at $463.6 million at March 31, 2010 resulting in total available liquidity of $1.93 billion.

•
Significantly reduced the Company’s net loss to $27.6 million for the quarter ended March 31, 2010, as compared to $153.8 million for the quarter ended December 31, 2009 and $89.4 million for the quarter ended March 31, 2009.

•
Sold 137 other real estate properties during the quarter ended March 31, 2010 resulting in the receipt of gross proceeds of approximately $20.1 million and a net gain on the sale of the properties of approximately $878,000.

•
Completed the sale of $301.2 million of loans and $1.20 billion of deposits in the Company’s Chicago region on February 19, 2010, resulting in a pre-tax gain on sale of $8.4 million and a total regulatory capital benefit of approximately $69.0 million.

•
Received all regulatory approvals necessary to complete the sale of approximately $98.0 million of loans and $495.1 million of deposits associated with the Company’s Texas region. The transaction is scheduled to close on April 30, 2010.

•	Improved certain asset quality measurements as of or for the quarterly periods summarized in the following table:

	March 31,	December 31,	March 31,
	2010	2009	2009

Provision for loan losses	$42,000	63,000	108,000
Nonaccrual loans	657,917	691,104	448,597
Performing troubled debt restructurings	56,511	55,923	28,203
Other real estate	134,236	125,226	145,808
Potential problem loans	349,279	323,724	296,208
Net charge-offs	58,127	82,565	71,663

Allowance for loan losses as a percent of loans, net of unearned discount	3.97%	3.79	3.05

Mr. McCarthy continued, “With the improved operating results, along with significant progress on our Capital Optimization Plan, First Bank has been able to significantly improve its regulatory capital ratios in the first quarter, which exceed each of the “well capitalized” levels. With the completion of the sale of the Chicago region and the pending sale of the Texas region, we are increasingly confident we will be able to maintain First Bank’s regulatory capital ratios in excess of the “well capitalized” requirements and continue to improve the regulatory capital ratios at our holding company, First Banks.”

Net Interest Income:

•
Net interest margin decreased to 2.76% for the first quarter of 2010 from 2.92% for the fourth quarter of 2009 and 3.00% for the first quarter of 2009. The net interest margin was negatively impacted by a $1.95 billion average balance of short-term investments yielding 25 basis points for the first quarter. The high balance of short-term investments was necessary to fund the sale of the Company’s Chicago region which utilized short-term investments of approximately $832.5 million as well as the Company’s desire to maintain significant on balance sheet liquidity.

Provision for Loan Losses:

•
The provision for loan losses declined to $42.0 million for the first quarter of 2010, in comparison to $63.0 million for the fourth quarter of 2009 and $108.0 million for the first quarter of 2009.  The decrease in the provision for loan losses for the first quarter of 2010 was primarily attributable to lower net charge-offs and less severe asset quality migration than in previous quarters.

•	Net loan charge-offs were $58.1 million for the first quarter of 2010, compared to $82.6 million for the fourth quarter of 2009 and $71.7 million for the first quarter of 2009.

•	Nonaccrual loans decreased $33.2 million to $657.9 million at March 31, 2010 compared to $691.1 million at December 31, 2009.

Noninterest Income:

•	Noninterest income increased to $27.0 million for the first quarter of 2010 compared to $5.6 million for the fourth quarter of 2009 and $25.5 million for the first quarter of 2009.

•
Noninterest income for the first quarter of 2010 includes a pre-tax gain on sale of the Company’s Chicago region of $8.4 million, net of a reduction in goodwill of $24.0 million allocated to the Chicago region. Noninterest income for the fourth quarter of 2009 includes approximately $20.0 million of pre-tax losses associated with sales of loans and business segments partially offset by net gains of $3.4 million associated with the sale of certain investment securities.

Noninterest Expense:

•	Noninterest expense decreased to $76.8 million for the first quarter of 2010 compared to $185.4 million for the fourth quarter of 2009 and $80.9 million for the first quarter of 2009.

•
Noninterest expense for the first quarter of 2010 includes expenses on other real estate properties of $7.9 million and FDIC insurance assessments of $6.1 million. Noninterest expense for the fourth quarter of 2009 includes a goodwill impairment charge of $75.0 million associated with the Company’s goodwill impairment testing process, expenses on other real estate properties of $37.1 million related to the revaluation of certain properties and FDIC insurance assessments of $7.5 million.

Cash and Cash Equivalents:

•
Cash and cash equivalents decreased to $1.47 billion at March 31, 2010, representing a decrease of $1.06 billion from $2.53 billion at December 31, 2009. During the first quarter of 2010, the Company funded the sale of its Chicago region resulting in a decrease in cash of approximately $832.5 million, repaid $200.0 million of Federal Home Loan Bank advances and increased its investment securities portfolio by $347.4 million. The Company also experienced an increase in cash related to payoff activity on portfolio loans in excess of the decline in deposit balances.

Investment Securities:

•
Investment securities increased to $888.9 million at March 31, 2010, representing an increase of $347.4 million from $541.6 million at December 31, 2009. The Company is utilizing a portion of its higher level of cash and cash equivalents to fund gradual and planned increases in its investment securities portfolio.

Loans:

•
Loans, net of unearned discount, were $6.30 billion at March 31, 2010 compared to $7.04 billion at December 31, 2009.  The reduction in loan balances for the first quarter of 2010 reflects the sale of approximately $301.2 million of loans in the Company’s Chicago region, customer repayments, transfers to other real estate and loan charge-offs.

Deposits and Other Borrowings:

•
Deposits were $7.52 billion at March 31, 2010 compared to $8.81 billion at December 31, 2009. The decrease in deposits of $1.29 billion was almost solely attributable to the sale of approximately $1.20 billion of deposits in the Company’s Chicago region.

•
Other borrowings were $570.8 million at March 31, 2010 compared to $777.0 million at December 31, 2009. The decrease of $206.3 million primarily resulted from the payoff of $200.0 million of Federal Home Loan Bank advances during the first quarter of 2010.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Interest income	$91,831	107,170	119,539
Interest expense	27,897	33,361	48,103
Net interest income	63,934	73,809	71,436
Provision for loan losses	42,000	63,000	108,000
Net interest income (loss) after provision for loan losses	21,934	10,809	(36,564)
Noninterest income	26,983	5,583	25,500
Noninterest expense	76,818	185,413	80,850
Loss before provision (benefit) for income taxes	(27,901)	(169,021)	(91,914)
Provision (benefit) for income taxes	105	(94)	(514)
Net loss	(28,006)	(168,927)	(91,400)
Less: net loss attributable to noncontrolling interest in subsidiaries	(437)	(15,108)	(1,994)
Net loss attributable to First Banks, Inc.	$(27,569)	(153,819)	(89,406)

Basic and diluted loss per common share	$(1,376.26)	(6,709.64)	(3,991.40)

SELECTED FINANCIAL DATA

	March 31,	December 31,	March 31,
	2010	2009	2009

Total assets	$9,071,447	10,581,996	10,259,733
Cash and cash equivalents	1,469,381	2,525,312	424,283
Investment securities	888,937	541,557	639,025
Loans, net of unearned discount	6,297,025	7,038,920	8,421,580
Allowance for loan losses	250,064	266,448	256,551
Goodwill and other intangible assets	163,326	191,674	304,462
Deposits	7,518,699	8,805,522	8,651,336
Other borrowings	570,791	777,041	254,538
Subordinated debentures	353,924	353,905	353,847
Stockholders’ equity	492,151	522,380	902,802
Nonperforming assets	793,859	818,015	595,070

SELECTED FINANCIAL RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Net interest margin	2.76%	2.92%	3.00%
Yield on loans	5.12	5.25	5.30
Cost of interest-bearing deposits	1.26	1.46	2.25
Loan-to-deposit ratio	83.75	79.94	97.34

About First Banks
First Banks had assets of $9.07 billion at March 31, 2010 and currently operates 184 branch banking offices in California, Florida, Illinois, Missouri and Texas. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions.  Visit First Banks on the web at www.firstbanks.com.

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Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in First Banks’ Annual Report on Form 10-K as of and for the year ended December 31, 2009, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in First Banks’ Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2010 upon filing with the SEC in May 2010.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks’ plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks’ management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks’ results to differ materially from those described in the forward-looking statements may be found in First Banks’ Annual Report on Form 10-K, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.